Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

ACURA PHARMACEUTICALS, INC.

Under Section 805 of the Business Corporation Law

WE, THE UNDERSIGNED, Robert B. Jones and Peter A. Clemens, being respectively the President and the Secretary of Acura Pharmaceuticals, Inc., hereby certify:

1.          The name of the Corporation is Acura Pharmaceuticals, Inc. The Corporation was originally incorporated under the name of Halsey Drug Co. Inc.

2.          The Certificate of Incorporation was filed by the Department of State on April 10, 1935 and has been amended at various times by action of the Board of Directors and shareholders of the Corporation.

3.          The purpose of this amendment to Article THIRD of the Certificate of Incorporation, relating to the amount of authorized capital stock of the Corporation, is amended so that (i) every five (5) shares of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the Business Corporation Law of the State of New York (the “Effective Time”), will be automatically reclassified as and converted into one share of common stock, par value $0.01 per share. As of the Effective Time there are 59,006,817 shares of Common Stock issued and outstanding, which will be reclassified into 11,801,363 shares of Common Stock, subject to elimination of fractional shares.

4.          Prior to the Effective Time, there were 40,993,183, par value $.01, unissued shares of Common Stock and after the Effective Time there will be 88,198,637 shares of unissued Common Stock, par value $.01. The unissued shares of Common Stock are not being reclassified or converted. As a result, the number of unissued shares of Common Stock will increase by 47,205,454, subject to elimination of fractional shares.

5.          Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the Business Corporation Law of the State of New York (the “Effective Time”), every five shares of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.01 per share, of the Corporation (the “New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the Company shall pay cash for such fractional interests as soon as practicable after the Effective Time on the basis of the closing price of one share of the Company’s common stock, as reported by the Nasdaq Capital Market, on August 27, 2015.

7.          Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

8.          The reclassification will not affect the authorized capital stock of the corporation. To effect the foregoing, Article THIRD is hereby amended by restating the first two sentences thereof as follows:

THIRD: The Corporation is authorized to issue one class of stock, to be designated, “Common Stock”. The total number of shares which the Corporation is authorized to issue is 100,000,000 all of which shares shall be Common Stock, $0.01 par value (the “Common”).

9.          The foregoing amendments to the Certificate of Incorporation were authorized by the unanimous written consent of the Board of Directors followed by an affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon.

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IN WITNESS WHEREOF, Robert B., Jones, in his capacity as President of the Corporation, and Peter A. Clemens, in his capacity as Secretary of the Corporation have signed this certificate on the 25th day of August, 2015, and affirm the statements contained herein as true under penalties of perjury.

/s/ Robert Jones
Robert B. Jones, President

/s/ Peter A. Clemens
Peter A. Clemens, Secretary

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